UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 6, 2003

NEXTEL PARTNERS, INC.

(Exact Name Of Registrant as Specified in Charter)

DELAWARE	000-29633	91-1930918
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

4500 Carillon Point

Kirkland, Washington 98033

(425) 576-3600

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Item 5. Other Events

On May 6, 2003, Nextel Partners, Inc. (the “Company”) issued a press release announcing its intention to sell $100 million of convertible senior notes due 2008 to qualified institutional buyers in an unregistered offering pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  In addition, the Company announced its intention to grant the initial purchasers an overallotment option to purchase up to an additional $25 million principal amount of the notes.  The notes will be convertible into the Company’s Class A common stock.  A copy of the Company’s press release issued May 6, 2003 is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

On May 8, 2003, the Company issued a press release announcing that it has entered into an agreement to sell $150 million of convertible senior notes due 2008 ($50 million more than previously announced).  In addition, the Company confirmed that it has granted the initial purchasers an overallotment option to purchase up to an additional $25 million principal amount of notes.  The notes will be senior unsecured obligations of the Company.  The offering of the notes, which was made to qualified institutional buyers as defined in Rule 144A of the Securities Act, is expected to close on May 13, 2003 and is subject to standard closing conditions.  At the option of the holders, the notes are convertible at an initial conversion rate of 131.9087 shares of the Company’s Class A common stock per $1,000 principal amount of notes, which represents a conversion price of $7.58 per share of Class A common stock.  The notes will bear interest at a rate of 1.5% per year.  A copy of the Company’s press release issued May 8, 2003 is attached as Exhibit 99.2 hereto and is incorporated herein by reference.

The securities described in this Form 8-K have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.  This Form 8-K does not constitute an offer to sell these securities nor is it a solicitation of an offer to purchase these securities.  The statements in this Form 8-K regarding future aspects relating to the offering and other statements which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, market and competitive conditions, that may cause actual future experience and results to differ materially from the statements made.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTEL PARTNERS, INC.

Date: May 8, 2003	By:	/S/ JOHN CHAPPLE
John Chapple
Chief Executive Officer and President